EXHIBIT 1
JOINT FILING AGREEMENT
In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Schedule 13D (including amendments thereto) with respect to the Shares and ADSs of Acorn International, Inc. and further agree that this Joint Filing Agreement be included as an exhibit to such joint filing.
Dated: July 18, 2011

Don Dongjie Yang
/s/ Don Dongjie Yang

D.Y. Capital, Inc.
By:	/s/ Don Dongjie Yang
	Name:	Don Dongjie Yang
	Title:	Director